Exhibit 10.5

DISCRETIONARY CREDIT AWARD AGREEMENT
Effective as of February 21, 2019, this Discretionary Credit Award Agreement (the “Agreement”) is entered into by and between PNM Resources, Inc. (“PNMR”) and Charles N. Eldred (“Employee”) (collectively, the “Parties”).
1.Purpose. Section 3.5 of the PNM Resources, Inc. Executive Savings Plan II (the “Plan”) permits the Compensation Committee and Human Resources Committee (the “Committee”) to allocate Discretionary Credits in such amounts and subject to such terms and conditions as the Committee deems appropriate. The purpose of this Agreement is to award a Discretionary Credit to Employee subject to the terms and conditions set forth below. Except as otherwise set forth in this document, the provisions of the Plan shall apply in determining the rights of Employee and the administration of Employee’s Discretionary Credit Account. Capitalized terms used in but not otherwise defined in this Agreement shall have the meanings given to them in the Plan. In cases of conflict, this Agreement controls over any conflicting provisions of Plan, except as may be required by Section 409A of the Code or the provisions of any other applicable law or regulation.
2.    Discretionary Credit. PNMR shall allocate a Discretionary Credit equal to $434,137 to the Employee’s Discretionary Credit Account in the Plan as of December 31, 2019, provided Employee remains employed by the Company or its Affiliates on such date.
3.    Termination of Employment.
(a)    Termination by Company without Cause. Company may terminate Employee’s employment without “Cause” prior to December 31, 2019 (including following a Change in Control). For purposes of this Agreement, “Cause” shall have the meaning set forth in the PNM Resources, Inc. Officer Retention Plan. If Company terminates Employee’s employment without Cause pursuant to this Section, Employee will receive the Discretionary Credit described in Section 3, which shall be allocated to Employee’s Discretionary Credit Account as of the date of his termination of employment. In such instance, Employee also may be entitled to receive severance or retention benefits pursuant to the PNM Resources, Inc. Non-Union Severance Pay Plan or the PNM Resources, Inc. Officer Retention Plan if the requirements of the plans are met.
(b)    Termination by Company for Cause. If Company terminates Employee’s employment for Cause prior to December 31, 2019, Employee will not be entitled to receive the Discretionary Credit provided for by this Agreement.
(c)    Termination by Employee. If Employee terminates employment for any reason prior to December 31, 2019, Employee will not be entitled to receive the Discretionary Credit provided for by this Agreement.
4.     Disability. If Employee becomes Disabled prior to December 31, 2019, Employee will receive the Discretionary Credit described in Section 3, which shall be allocated to Employee’s Discretionary Credit Account as of the date of Employee’s Disability.

5.    Death. If Employee dies prior to December 31, 2019, Employee will receive the Discretionary Credit described in Section 3, which shall be allocated to Employee’s Discretionary Credit Account as of the date of Employee’s death.
6.    Payment of Discretionary Credit. The Discretionary Credit provided for by this Agreement shall be paid in the form of equal annual installments over five (5) years in accordance with the terms of the Plan. If Employee dies before the expiration of the installment period, the remaining installment distributions will be paid in a single lump sum payment to Employee’s designated beneficiary. Distribution of the Discretionary Credit will begin on the earliest of Employee’s Separation from Service, death or Disability. If Employee is a Specified Employee on the date of his Separation from Service, the payment of Employee’s Discretionary Credit shall not begin until the date which is six (6) months after the Employee’s Separation from Service in accordance with the terms of the Plan. Employee hereby agrees to the terms and provisions of the Plan. Employee does not have the right to select the time and form of payment of the Discretionary Credit.
7.    Amendment or Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Employee and an authorized officer of PNMR.
8.    Section 409A Compliance. This Agreement shall be administered in accordance with Section 409A or an exception thereto, and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto. Although this Agreement has been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A, PNMR specifically does not warrant such compliance. Employee remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.
9.    Scope of Agreement; At Will Employment. All terms and conditions of Employee’s employment with PNMR Services Company (the “Company”) are unchanged and are determined pursuant to Company’s employment policies and practices unless otherwise specifically modified by this Agreement. Employee acknowledges that Employee’s employment by Company remains “at-will” and that Employee or Company may terminate the employment relationship at any time for any reason. If the employment relationship ends during the term of this Agreement, this Agreement will only govern the terms of the payment of the Discretionary Credit.

IN WITNESS WHEREOF, PNMR and Employee have caused this Agreement to be executed as of the date set forth below.
PNM RESOURCES, INC

By:	/s/ Patrick V. Apodaca
Patrick V. Apodaca
Its: Senior Vice President, General Counsel
EMPLOYEE

Charles N. Eldred
Employee’s Name (printed)

/s/ Charles N. Eldred
Employee’s Signature

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